                                                                      Exhibit 11

MONRO MUFFLER BRAKE, INC.
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(UNAUDITED)


Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period.



                                              QUARTER ENDED
                                                 JUNE 30,
                                                 --------
                                              1999      1998
                                              ----      ----
                                          (DOLLARS IN THOUSANDS,
                                          EXCEPT PER SHARE DATA)
DILUTED
-------

EARNINGS

Net income available to common shares        $2,693   $3,857
                                             ======   ======


SHARES

Weighted average number of common shares      8,322    8,306

Assuming conversion of Class C Convertible
  Preferred Stock                               636      636

Dilutive effect of outstanding options           19       97
                                             ------   ------

Total common and common equivalent            8,977    9,039
shares                                       ======   ======


DILUTED EARNINGS PER SHARE                   $  .30   $  .43
                                             ======   ======



BASIC
-----

EARNINGS

Net income available to common shares        $2,693   $3,857
                                             ======   ======

SHARES

Weighted average number of common shares      8,322    8,306
                                             ======   ======

BASIC EARNINGS PER SHARE                     $  .32   $  .46
                                             ======   ======